SP HOLDING CORPORATION
CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION

Jason Brown certifies that:

1. He is the Chief Executive Officer of SP Holding Corporation, a Delaware corporation.

2. At a meeting of the Board of Directors of this corporation resolutions were duly adopted proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of this corporation:

A. The First Article of the Restated Certificate of Incorporation of this corporation is amended in its entirety to read as follows:

FIRST: The name of the Corporation is “Organic To Go Food Corporation.”

3. A special meeting of the stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the aforesaid amendment.

4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 16th day of May 2007.

SP HOLDING CORPORATION

By:	/s/ Jason Brown
Jason Brown Chief Executive Officer